Exhibit 99.1

Alnylam Pharmaceuticals Reports First Quarter 2012 Financial Results

– Continued Progress with “Alnylam 5x15” including Initiation of Phase I Trial with ALN-TTR02 –

– Reported Positive Clinical Results for ALN-PCS with up to 84% Knockdown of PCSK9 and 50% Lowering of LDL Cholesterol in Single Dose, Statin-Free Phase I Trial –

– Reports Approximately $317 Million in Cash and Expects to End 2012 with Greater than $250 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 3, 2012--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the first quarter 2012, and company highlights.

“We made significant clinical and business progress this quarter, including important achievements with our ‘Alnylam 5x15’ product development and commercialization strategy. First, we reported very encouraging clinical data from our Phase I ALN-PCS trial showing statistically significant and durable reductions of PCSK9 plasma levels of up to 84% and lowering of LDL cholesterol of up to 50%, in addition to demonstrating continued improved efficacy and tolerability for Alnylam’s second-generation lipid nanoparticle delivery technology. Further, we initiated dosing in our Phase I clinical trial with ALN-TTR02, an RNAi therapeutic targeting the transthyretin gene for the treatment of transthyretin-mediated amyloidosis, which also utilizes our second-generation lipid nanoparticle delivery technology. We are on track to report clinical data from this study in the third quarter of this year,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “These important accomplishments, combined with the recent strengthening of our balance sheet, gives us great confidence in the continued execution of our ‘Alnylam 5x15’ product strategy, focused on advancement of RNAi therapeutics for the treatment of genetically defined targets for diseases where there are limited treatment options for patients and caregivers.”

“With clear evidence from our ALN-TTR and ALN-PCS Phase I clinical trials that the RNAi pathway can be harnessed as a therapeutic strategy, we continue to focus on our ‘Alnylam 5x15’ efforts with what we believe to be our highest value opportunities, driving key programs toward pivotal trials,” said Barry Greene, President and Chief Operating Officer of Alnylam. “This includes accelerated clinical development plans for ALN-TTR02, which we believe has the potential to become the leading innovative medicine for the treatment of transthyretin-mediated amyloidosis, a devastating and debilitating orphan disease. It also includes our RNAi therapeutic for the treatment of hemophilia, which we believe represents an exciting opportunity that could fundamentally change the management of this inherited orphan bleeding disorder. In addition, we plan to continue to advance additional programs with existing partners and new alliances we intend to form.”

Cash, Cash Equivalents and Total Marketable Securities

At March 31, 2012, Alnylam had cash, cash equivalents and total marketable securities of $316.9 million, as compared to $260.8 million at December 31, 2011. In February 2012, Alnylam sold an aggregate of 8,625,000 shares of its common stock through an underwritten public offering at a price to the public of $10.75 per share. As a result of the offering, Alnylam received aggregate net proceeds of approximately $87 million, after deducting underwriting discounts and commissions and other estimated offering expenses of approximately $5.9 million.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the first quarter of 2012 was $11.4 million, or $0.25 per share on both a basic and diluted basis (including $3.2 million, or $0.07 per share of non-cash stock-based compensation expense), as compared to a net loss of $16.3 million, or $0.38 per share on both a basic and diluted basis (including $4.1 million, or $0.10 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $20.6 million for the first quarter of 2012, as compared to $20.9 million for the first quarter of 2011. Revenues for the first quarter of 2012 included $14.0 million of collaboration revenues related to the company’s alliance with Roche (which assigned its rights and obligations to Arrowhead Research Corporation during 2011), $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, and $1.1 million of expense reimbursement, amortization, and/or license fee revenues from Cubist Pharmaceuticals, Inc., InterfeRx(TM), research reagent and services licensees, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $21.1 million in the first quarter of 2012, which included $2.1 million of non-cash stock-based compensation, as compared to $26.3 million in the first quarter of 2011, which included $2.7 million of non-cash stock-based compensation. The decrease in R&D expenses in the first quarter of 2012 as compared to the prior year period was due primarily to lower clinical trial and manufacturing costs related to our ALN-RSV and ALN-VSP programs, partially offset by additional clinical expenses related to the advancement of our ALN-TTR program. Lab supplies and materials and compensation and related expenses also decreased due primarily to the reduction in workforce in connection with our January 2012 strategic corporate restructuring. Partially offsetting these decreases was a one-time charge of $3.9 million related to the restructuring, including employee severance, benefits and related costs.

General and Administrative Expenses

General and administrative (G&A) expenses were $10.4 million in the first quarter of 2012, which included $1.1 million of non-cash stock-based compensation, as compared to $10.2 million in the first quarter of 2011, which included $1.5 million of non-cash stock-based compensation.

Regulus Therapeutics

Equity in loss of joint venture was $0.9 million and $1.1 million for the first quarter of 2012 and 2011, respectively, related to our share of the net losses incurred by Regulus.

Interest Income

Interest income was $0.2 million for the first quarter of 2012, as compared to $0.4 million for the first quarter of 2011. The decrease in interest income was due primarily to lower average cash, cash equivalents and total marketable securities balances as compared to the prior year.

2012 Financial Guidance

Alnylam expects that its cash, cash equivalents and total marketable securities balance will be greater than $250 million at December 31, 2012.

“Alnylam further strengthened its balance sheet this quarter with a public offering of 8.6 million shares of common stock that resulted in net proceeds of approximately $87 million. This financing, combined with our recent corporate restructuring that included an approximate 33% reduction in workforce, results in a balance sheet and operating plan that we believe will enable us to advance our ‘Alnylam 5x15’ product strategy,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “We ended this quarter with approximately $317 million in cash, and expect to end 2012 with greater than $250 million.”

First Quarter 2012 and Recent Significant Corporate Highlights

Key “Alnylam 5x15” Program Highlights

  Advanced Clinical Development of ALN-TTR Program for Transthyretin (TTR)-Mediated Amyloidosis (ATTR). Alnylam completed its ALN-TTR01 Phase I study and expects to report final data at the International Symposium on Amyloidosis meeting in May 2012. Preliminary data reported last year showed that ALN-TTR01 was generally safe and well tolerated and resulted in a statistically significant lowering of TTR serum levels in ATTR patients, thus demonstrating important human proof of concept for this innovative medicine.

  Alnylam is advancing ALN-TTR02, which uses the same siRNA as ALN-TTR01, but is formulated in a more potent, proprietary second-generation lipid nanoparticle (LNP) technology using the “MC3” lipid. Alnylam has initiated a Phase I trial with ALN-TTR02 aimed at evaluating safety, tolerability, and clinical activity of ALN-TTR02 in healthy volunteers. Specifically, the study is evaluating the clinical activity of ALN-TTR02 toward knockdown of serum TTR, the disease-causing protein in patients with ATTR. Alnylam expects to present data from this study in the third quarter of 2012. In addition, Alnylam plans to start a Phase II multi-dose study of ALN-TTR02 in ATTR patients in the second half of 2012 and, assuming positive results, expects to start a pivotal trial for ALN-TTR02 in 2013. Alnylam also plans to advance ALN-TTRsc, which utilizes a GalNAc-conjugate delivery approach and subcutaneous dose administration.

  Alnylam announced today that it has received a U.S. patent (U.S. Patent No. 8,168,775) for RNAi therapeutics targeting the transthyretin gene.
  Continued Development of ALN-APC Program for Hemophilia. Alnylam is developing an RNAi therapeutic targeting Protein C, an endogenous anticoagulant pathway, for the treatment of hemophilia. Alnylam plans to advance its hemophilia program toward the clinic with a goal of initiating a Phase I clinical trial in the first half of 2013, with data expected in the second half of 2013. The company will present updated pre-clinical data from this program at the World Federation of Hemophilia in July 2012.
  Reported Positive Clinical Results in ALN-PCS Severe Hypercholesterolemia Program. ALN-PCS is a PCSK9 synthesis inhibitor that reduces intracellular and extracellular levels of PCSK9 resulting in lowered plasma levels of low-density lipoprotein cholesterol (LDL-C, or “bad” cholesterol). New data from a Phase I clinical trial presented at the American Heart Association’s Arteriosclerosis, Thrombosis and Vascular Biology 2012 Scientific Sessions demonstrated that administration of a single dose of ALN-PCS, in the absence of statin co-administration, resulted in statistically significant and durable reductions of PCSK9 plasma levels of up to 84% and lowering of LDL-C of up to 50%. ALN-PCS was shown to be safe and well tolerated in this study. These data also highlight continued improved efficacy and tolerability for Alnylam’s second-generation LNP delivery technology. Alnylam plans to partner this program prior to conducting Phase II clinical studies.
  Continued Progress with Additional “Alnylam 5x15” Programs. Alnylam designated ALN-TMP as its fifth “Alnylam 5x15” program. ALN-TMP comprises a systemically delivered RNAi therapeutic targeting transmembrane protease, serine 6 (Tmprss6) for the treatment of hemoglobinopathies, including beta-thalassemia and sickle cell anemia. Pre-clinical animal model studies with ALN-TMP have demonstrated corrective effects on iron overload in addition to broader disease modifying effects including improvements in hemoglobin levels and spleen histopathology. Alnylam plans to partner this program prior to conducting a Phase I clinical study. Alnylam also plans to partner its ALN-HPN program which targets the hepcidin pathway for the treatment of refractory anemia prior to conducting a Phase I clinical study.

Key Partner-Based Program Highlights

  Completed Enrollment in Phase IIb Clinical Study of ALN-RSV01 for the Treatment of Respiratory Syncytial Virus (RSV) Infection. The company has completed enrollment in its Phase IIb trial with ALN-RSV and expects to report results in mid-2012. The Phase IIb trial was designed as a multi-center, randomized, double-blind, placebo-controlled study in RSV-infected lung transplant patients. The ALN-RSV program is partnered with Kyowa Hakko Kirin Co., Ltd. in Asia and Cubist Pharmaceuticals, Inc. worldwide except Asia.
  Completed Phase I Clinical Study of ALN-VSP for the Treatment of Liver Cancers. Alnylam has completed its Phase I study with ALN-VSP, a systemically delivered RNAi therapeutic targeting both vascular endothelial growth factor (VEGF) and kinesin spindle protein (KSP) for the treatment of liver cancers. Data reported to date from the Phase I study showed that ALN-VSP was generally well tolerated, demonstrated evidence for anti-tumor activity, and was found to mediate RNAi activity in both hepatic and extra-hepatic tumors. Complete data from this Phase I trial will be presented at the American Society of Clinical Oncology meeting in June 2012. The company intends to partner ALN-VSP prior to initiating a Phase II study.
  Provides Update on Huntington’s Disease Program. ALN-HTT is the drug under development as part of a drug-device combination therapy for the treatment of Huntington’s disease being advanced in collaboration with Medtronic, Inc. and CHDI Foundation, Inc. As part of its alignment of resources on its ATTR and hemophilia programs, Alnylam has elected to exercise its option under its agreement with Medtronic to opt-out of the 50-50 expense/profit share arrangement of the ALN-HTT program. If Medtronic decides to continue the ALN-HTT program, Alnylam would continue to supply ALN-HTT drug product for the program and would be entitled to receive milestones and royalty payments on future annual net sales.

Business and Organizational Highlights

  Completed Successful Public Offering of Common Stock. Alnylam completed a public offering of common stock resulting in the issuance of a total of 8,625,000 shares and receipt of aggregate net proceeds, after deducting underwriting discounts and commissions and other estimated offering expenses, of approximately $87 million.
  Formed Delivery Collaboration with Arrowhead Research Corporation. Alnylam granted Arrowhead a license under its intellectual property that enables the discovery, development, and commercialization of an RNAi therapeutic targeting the hepatitis B virus (HBV). In addition, Alnylam has received a license from Arrowhead to utilize their Dynamic Polyconjugate (DPC) delivery technology for an RNAi therapeutic product.
  Implemented Strategic Corporate Restructuring. Alnylam announced a strategic corporate restructuring, including an approximate 33% reduction in its workforce. The workforce reduction was implemented in order to align the company’s resources to a more focused execution on its ATTR and hemophilia programs with accelerated clinical development plans. Alnylam expects the reduction in personnel costs, along with other external costs, to result in a savings of approximately $20 million in 2012 cash operating expenses.
  Expanded Board of Directors and Scientific Advisory Board. Alnylam has elected Dennis A. Ausiello, M.D. to its Board of Directors and Scientific Advisory Board. Dr. Ausiello is the Jackson Professor of Clinical Medicine at Harvard Medical School and Chief of Medicine at Massachusetts General Hospital (MGH).

Conference Call Information

Management will provide an update on the company, discuss first quarter 2012 results, and discuss expectations for the future via conference call on May 3, 2012 at 4:30 p.m. ET. A corporate slide presentation will also be available on the News & Investors page of the company’s website, www.alnylam.com, to accompany the conference call. To access the call, please dial 866-510-0705 (domestic) or 617-597-5363 (international) five minutes prior to the start time and provide the passcode 21601779. A replay of the call will be available beginning at 6:30 p.m. ET on May 3, 2012. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 54663252.

A live audio webcast of the call will also be available on the News & Investors page of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNAs (siRNAs), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About “Alnylam 5x15™”

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics to address genetically defined diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. By the end of 2015, the company expects to have five such RNAi therapeutic programs in clinical development, including programs in advanced stages, on its own or with a partner. The “Alnylam 5x15” programs include ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-APC for the treatment of hemophilia, ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and ALN-TMP for the treatment of hemoglobinopathies. Alnylam intends to focus on developing and commercializing certain programs from this product strategy itself in the United States and potentially certain other countries; the company will seek development and commercial alliances for other core programs both in the United States and in other global territories.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, ALN-APC for the treatment of hemophilia, and ALN-TMP for the treatment of hemoglobinopathies. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in clinical development, including programs in advanced stages, on its own or with a partner by the end of 2015. Alnylam has additional partner-based programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection, ALN-VSP for the treatment of liver cancers, and ALN-HTT for the treatment of Huntington’s disease. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. In addition, Alnylam and Isis co-founded Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics; Regulus has formed partnerships with GlaxoSmithKline and Sanofi. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for applications in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam’s VaxiRNA™ platform applies RNAi technology to improve the manufacturing processes for vaccines; GlaxoSmithKline is a collaborator in this effort. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-TTR02 and ALN-TTRsc, ALN-APC, ALN-PCS, ALN-TMP, ALN-VSP, ALN-RSV01 and ALN-HTT, its expectations with respect to the timing and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and initiate clinical trials for ALN-TTR02 and ALN-APC, its expectations regarding reporting data from its ongoing and planned clinical studies, including its studies for ALN-TTR01, ALN-TTR02, ALN-APC and ALN-RSV, its plans to seek collaborations for its ALN-PCS, ALN-HPN, ALN-TMP and ALN-VSP programs, its expectations regarding the continued development of ALN-HTT, its expected cash position as of December 31, 2012, and the effect of the restructuring on Alnylam’s future operating expenses and cash position, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, risks and uncertainties related to Alnylam’s ability to successfully implement its strategic corporate restructuring and workforce reduction plan and achieve the estimated cost savings, the impact of the workforce reduction on Alnylam’s business, the ability of Alnylam to attract and retain qualified personnel, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, including Medtronic, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Comprehensive Loss
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011

Net revenues from research collaborators	$20,587	$20,897

Operating expenses:
Research and development (1)	21,074	26,349
General and administrative (1)	10,406	10,224
Total operating expenses	31,480	36,573
Loss from operations	(10,893)	(15,676)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(889)	(1,072)
Interest income	223	382
Other income	191	81
Total other income (expense)	(475)	(609)
Net loss	$(11,368)	$(16,285)
Net loss per common share - basic and diluted	$(0.25)	$(0.38)
Weighted average common shares used to compute basic and diluted net loss per common share	46,210	42,345

Comprehensive loss:
Net loss	$(11,368)	$(16,285)
Unrealized gain (loss) on marketable securities	128	(732)
Comprehensive loss	$(11,240)	$(17,017)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,088	$2,665
General and administrative	1,068	1,457

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31,	December 31,
	2012	2011
Cash, cash equivalents and total marketable securities	$316,917	$260,809
Billed and unbilled collaboration receivables	2,192	1,468
Prepaid expenses and other current assets	7,252	4,158
Property and equipment, net	13,703	14,643
Investment in joint venture (Regulus Therapeutics Inc.)	—	564
Intangible assets, net	231	275
Total assets	$340,295	$281,917
Accounts payable and accrued expenses	$17,345	$18,140
Total deferred revenue	120,784	140,853
Total deferred rent	3,810	4,211
Other liabilities	978	716
Total stockholders’ equity (51.9 million and 42.7 million common shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively)	197,378	117,997
Total liabilities and stockholders' equity	$340,295	$281,917

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2011.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer